Exhibit 10.1
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective as of the 12th day of July 2013, by and between Ultra Sun Corporation, a Nevada corporation (the “Company”), and Neil Blosch, an individual (“Contractor”).

For and in consideration of the mutual promises and covenants hereinafter set forth, the Company and Contractor agree as follows:

1.  Engagement.  The Company hereby hires Contractor to perform certain services on its behalf and Contractor hereby accepts such contract and agrees to perform such services for the Company upon the terms and conditions hereinafter set forth.

2.  Duties of Contractor.  Contractor shall manage the operations of the Company’s tanning salon and shall investigate the opportunities available to the Company for the disposition of such tanning salon.  The parties anticipate that the specific activities of Contractor may include, but not be limited to: overseeing the day-to-day operation of the tanning salon; preparation of budgets; preparation of monthly financial statements; preparation of documentation required in connection with the sale of the tanning salon; and contacting potential buyers of the tanning salon.  The Contractor shall perform the services contracted for hereunder under the direction of the Company’s President.

3.  Time to be Devoted by Contractor.  Contractor shall devote such time to the business and affairs of the Company as is reasonably required to discharge his duties hereunder.  This Agreement shall not prohibit or restrict Contractor from engaging in other activities as long as such activities do not compete with the products, services or activities of the Company’s tanning salon and do not detract from or interfere with the performance of Contractor’s duties hereunder.

4.  Term / Termination.  The term of this Agreement shall be for approximately three months, commencing effective as of the date hereof and expiring on September 30, 2013.  Notwithstanding the foregoing, in the event the Company should sell the tanning salon, this Agreement shall terminate five business days following the closing date of such sale.

5.  Compensation.  As full and complete payment for services rendered by Contractor during the term of this Agreement, the Company agrees to compensate Contractor as follows:

(a)  Two Thousand Dollars ($2,000) per month, payable in arrears on the last day of each calendar month.  Payment for services performed during any partial month at the beginning or end of the term of this Agreement shall be prorated.

(b)  An incentive bonus payable in the event the Company sells the tanning salon.  In the event the tanning salon is sold, the Company shall apply the proceeds from such sale: first to pay Contractor an incentive bonus in an amount of Fifty Thousand Dollars ($50,000); second to hold for the benefit of the Company the amount of any net loss incurred by the tanning salon (that is, operating costs the tanning salon was not able to pay from its income in its ordinary course of business) during the period from April 1, 2013 through the date the tanning salon is sold; third to pay that certain promissory note of even date herewith to Contractor, Kirk Blosch and Jeff Holmes in the principal amount of $7,100; and fourth to pay fifty percent (50%) of the remaining sales proceeds (up to a maximum of an additional $25,000) to Contractor as an additional incentive bonus.  In the event the sales proceeds from the tanning salon are not adequate to pay the foregoing amounts, the proceeds shall be applied in the order of priority set forth above until they have been exhausted.  In no event shall Contractor be entitled to receive an incentive bonus that exceeds the sales proceeds from the tanning salon.

6.  Facilities.  Contractor shall perform his services under this agreement at the offices of Contractor, and at the tanning salon office of the Company, as required in order to perform such services in the most expeditious and efficient manner.

7.  Expenses.  The Company will reimburse Contractor for actual and reasonable expenses incurred by Contractor in connection with the business of the Company provided such expenses are approved in advance by the Company’s President.

8.  No Benefits.  Contractor acknowledges that he has been hired by the Company as an independent Contractor to perform specific services for the Company.  Contractor acknowledges and agrees that the Company will not provide Contractor with any of the benefits customarily provided by employers to their employees, including but not limited to health and medical or other insurance, pension or profit sharing, paid vacation or other benefits.  Contractor further acknowledges that the Company will not withhold taxes from Contractor’s compensation and that Contractor is responsible for the payment of any and all applicable taxes on his earnings.

9.  Expenses of Litigation.  If any action, suit, or proceeding is brought by a party with respect to a matter or matters governed by this Agreement, all costs and expenses of the prevailing party incurred in connection with such proceeding, including reasonable attorneys’ fees, shall be paid by the nonprevailing party.

10.  No Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.

11.  Notices.  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given on the date received if delivered by hand, mailed, postage prepaid, by certified or registered mail, return receipt requested, or sent by a commercially recognized means of overnight delivery providing proof of receipt, and addressed as follows:

If to the Company:                                               David Tobias, President
Ultra Sun Corporation
8174 S. Las Vegas Blvd., Suite 109-540
Las Vegas, Nevada 89123

If to Consultant:                                                   Neil Blosch
1532 East St. Marks Court
Salt Lake City, Utah 84124

Notice of change of address shall be effective only when made in accordance with this Section.

12.  Governing Law.  This Agreement is being executed and delivered in the state of Utah and shall be governed by and construed in accordance with the laws of the State of Utah.

13.  Severability.  In the event any provision of this Agreement, or the application of any such provision to any person or circumstance, shall conflict with or be held invalid or unenforceable under the laws of any jurisdiction by a court having jurisdiction in the premises, then such conflict shall not affect any other provision of this Agreement which can be given effect without the conflicting provision, and the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which such provisions are held invalid or unenforceable, shall not be affected thereby.  The invalidity or unenforceability of this Agreement or any provisions thereof in any jurisdiction shall not affect the validity or enforceability of this Agreement or of such provision in any other jurisdiction.  To this end, the provisions of this Agreement are declared to be severable.

14.  Counterparts and Headings.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  All headings in this Agreement are inserted for convenience or reference and shall not affect the meaning or interpretation of this Agreement.

15.  Binding Effect.  The obligations to be performed hereunder shall bind, and the benefits shall inure to, the parties and their respective legal representatives, successors and assigns.

IN WITNESS THEREOF, this Agreement has been executed as of the date first above written.

The Company:	Ultra Sun Corporation A Nevada Corporation
By /s/ David Tobias David Tobias President
Contractor:
/s/ Neil Blosch Neil Blosch